Filed Pursuant to Rule 433

Registration No. 333-266775

Pricing Term Sheet

July 17, 2023

Issuer:	American Honda Finance Corporation

Security:	Floating Rate Medium-Term Notes, Series A

Issuer Senior Long-Term Debt Ratings*:	Moody’s Investors Service, Inc.: A3 (stable outlook) Standard & Poor’s Ratings Services: A— (stable outlook)

CUSIP / ISIN:	02665WEP2 / US02665WEP23

Trade Date of the Reopening:	July 17, 2023

Original Issue Date of the Reopening:	July 19, 2023 (T+2)

Original Issue Date:	July 12, 2023

Stated Maturity Date:	January 10, 2025

Aggregate Principal Amount Initially Issued on July 12, 2023:	$650,000,000

Aggregate Principal Amount to be Issued in the Reopening on July 19, 2023:	$100,000,000

Total Aggregate Principal Amount, After Giving Effect to the Reopening:	$750,000,000

Interest Category:	Regular Floating Rate Note

Interest Rate Basis:	Compounded SOFR

Initial Interest Rate:	The initial interest rate will be based on Compounded SOFR determined on October 5, 2023 plus the Spread, accruing from July 12, 2023

Minimum Interest Rate:	0.000%

Initial Interest Reset Date:	October 10, 2023

Interest Reset Dates:	Each Interest Payment Date

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Interest Reset Date

Interest Period:	The period from and including an Interest Payment Date (or, in the case of the first Interest Period, the Original Issue Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Stated Maturity Date).

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding two U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including two U.S. Government Securities Business Days preceding the Original Issue Date to but excluding two U.S. Government Securities Business Days preceding the first Interest Payment Date.

Interest Payment Frequency:	Quarterly

Interest Payment Dates:	Each January 10, April 10, July 10 and October 10, beginning on October 10, 2023, and ending on the Stated Maturity Date (short first coupon).

Spread:	+67 bps

Designated Currency:	U.S. dollars

Price to Public:	100.005986% plus accrued interest in the amount of $111,341.25

Commission:	0.075%

Net Proceeds to Issuer:	99.930986% / $100,042,327.25 inclusive of accrued interest in the amount of $111,341.25

Day Count Convention:	Actual/360

Business Day Convention:	Modified Following (adjusted); provided, however, if the Stated Maturity Date falls on a day that is not a Business Day, the payment of principal and interest that is due on the Stated Maturity Date will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Stated Maturity Date to the date of that payment on the next succeeding Business Day.

Record Dates:	15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Calculation Agent:	Deutsche Bank Trust Company Americas

Business Days:	New York and U.S. Government Securities Business Day

Minimum Denominations:	$2,000 and $1,000 increments thereafter

Sole Book-Running Manager / DTC Number:	TD Securities (USA) LLC / #2568

*	A securities rating is not a recommendation to buy, sell or hold securities and may be changed or withdrawn at any time.

This term sheet supplements the prospectus supplement dated August 11, 2022 and the related prospectus dated August 11, 2022; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the aforementioned prospectus and prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the aforementioned prospectus, the prospectus supplement and the applicable pricing supplement if you request them by calling TD Securities (USA) LLC at 1-855-495-9846.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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